UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2007

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI		48309
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code	(248)	293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Retirement of Robert C. Stempel

On August 31, 2007, ECD and Robert C. Stempel entered into an agreement relating to his retirement (the “Stempel Retirement Agreement”), which is attached as Exhibit 10.1 to this report. Mr. Stempel is retiring from all management positions at ECD and from all board and management positions with ECD’s affiliates. Mr. Stempel will continue as non-executive Chairman of the Company’s Board of Directors and a member of the Finance Committee of the Board of Directors.

In the Stempel Retirement Agreement, the parties agreed to terminate the Executive Employment Agreement dated as of January 15, 1999 between ECD and Mr. Stempel, as amended January 15, 1999 (the “Stempel Employment Agreement”), as of August 31, 2007. Accordingly, the Company has agreed to pay Mr. Stempel $750,000, on or before September 30, 2007, in lieu of the compensation to which he would have otherwise been entitled in connection with his continued employment through September 30, 2010, as provided in the Employment Agreement.

The outstanding stock options granted to Mr. Stempel to acquire shares of ECD securities under the Company’s 2000 Stock Option Plan, presently covering 171,056 shares of stock at various exercise prices, 3,633 shares of which are presently unvested, will fully vest as of August 31, 2007 and will be exercisable for the period ending ten years after the date of the respective option grants except that, in the event of Mr. Stempel’s death without having fully exercised such options, such options shall be exercisable until the earlier of 12 months following the date of his death or ten years after the date of option grant. Additionally, the restricted stock held by Mr. Stempel pursuant to the Restricted Stock Agreement dated as of January 15, 1999, between ECD and Mr. Stempel, as amended September 22, 2005, will, notwithstanding Mr. Stempel’s retirement, continue to vest in accordance with the vesting schedule set forth in such agreement, subject to the terms of such agreement and the Stempel Retirement Letter.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Letter Agreement dated August 31, 2007 between Robert C. Stempel and Energy Conversion Devices, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: August 31, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement dated August 31, 2007 between Robert C. Stempel and Energy Conversion Devices, Inc.